U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 4

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

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1.   Name and Address of Reporting Person*

   Ubben                            Jeffrey                 W.
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   (Last)                           (First)             (Middle)

                VA Partners, LLC, One Maritime Plaza, Suite 1400
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                                    (Street)

San Francisco                         CA                 94111
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   (City)                           (State)              (Zip)

                        IAAI - Insurance Auto Auctions, Inc
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2.   Issuer Name and Ticker or Trading Symbol



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3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)


                                  August, 2001
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4.   Statement for Month/Year



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5.   If Amendment, Date of Original (Month/Year)



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6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


________________________________________________________________________________
7.   Individual or Joint/Group Filing (Check applicable line)

     [_]  Form filed by one Reporting Person
     [X]  Form filed by more than one Reporting Person
________________________________________________________________________________


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date          ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)     Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

*    If the Form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                            (Print or Type Responses)
                                                                          (Over)
(Form 4-07/99)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------
Director Stock     $14.30   *6/29/01   A       2,000           (1)   6/29/11    Common   2,000                     D
Option                                                                          Stock
(right to buy)
------------------------------------------------------------------------------------------------------------------------------------
Director Stock     $14.30   *6/29/01   J(2)          2,000     (1)   6/29/11    Common   2,000                     I3 (3)By ValueAct
Option                                                                          Stock                                 Capital
(right to buy)                                                                                                        Partners, L.P.
------------------------------------------------------------------------------------------------------------------------------------
Director Stock     $13.13   *2/15/01   J2           10,000           2/15/11    Common  10,000            12,000   I3 (3)By ValueAct
Option                                                                          Stock                                 Capital
(right to buy)                                                                                                        Partners, L.P.
====================================================================================================================================
  *Date of original grant of options to Jeffrey W. Ubben, which options were transferred effective in August 2001.

Explanation of Responses:

(1) Options granted under 1991 Stock Option Plan, as amended. The options to buy shares of Insurance Auto Auctions, Inc. will become exercisable in 25% increments on 9/30/01, 12/31/01, 3/31/02 and 6/30/02.

(2) Jeffrey W. Ubben transferred the reported options to ValueAct Capital Partners, L.P.

(3) The Reported Options are owned directly by ValueAct Capital Partners, L.P. and indirectly by VA Partners, LLC as general partner of ValueAct Capital Partners, L.P. Peter Kamin and Jeffrey W. Ubben are directors of Insurance Auto Auctions, Inc. and Managing Members of VA Partners, LLC, the General Partner of ValueAct Capital Partners, L.P. George F. Hamel, Jr. is a Managing Member of VA Partners, LLC, the General Partner of ValueAct Capital Partners, L.P. The reporting persons disclaim beneficial ownership of the reported option except to the extent of his pecuniary interest therein.



/S/ George F. Hamel, Jr.                                       9/14/01
---------------------------------------------            -----------------------
      **Signature of Reporting Person                           Date
George F. Hamel, Jr.
Managing Member of VA Partners, LLC


/S/ Jeffrey W. Ubben                                           9/14/01
---------------------------------------------            -----------------------
      **Signature of Reporting Person                           Date
Jeffrey W. Ubben


/S/ George F. Hamel, Jr.                                       9/14/01
---------------------------------------------            -----------------------
      **Signature of Reporting Person                           Date
George F. Hamel, Jr.


/S/ Peter H. Kamin                                             9/14/01
---------------------------------------------            -----------------------
      **Signature of Reporting Person                           Date
Peter F. Kamin



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

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